Exhibit 10.16

Summary of Unwritten Compensation Arrangements
Applicable to Non-Employee Directors of Overstock.com, Inc.

During 2015 the Company paid its non-employee directors $60,000. During 2016 the Company intends to continue to pay its non-employee directors $60,000 annually, at the rate of $15,000 per quarter. The Company also grants restricted stock units to directors, generally at the first Board meeting after a director first joins the Board, and periodically thereafter. In 2015, the Company granted restricted stock units to non-employee directors as follows:

Name (1)	Grant Date	Number of Restricted Stock Units Granted (1)
Allison H. Abraham	April 7, 2015	3,500
Barclay F. Corbus	April 7, 2015	3,500
Joseph J. Tabacco, Jr.	April 7, 2015	3,500
Samuel A. Mitchell	April 7, 2015	3,500
Kirthi Kalyanam (2)	April 7, 2015	3,500
(1) Each restricted stock unit represents a contingent right to receive one share of Overstock.com, Inc. common stock. The restricted stock units vest in three equal installments at the close of business on April 7, 2016, April 7, 2017, and April 7, 2018.
(2) Dr. Kalyanam also performs consulting services for the Company, for which he is paid separately.

The Company also reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Haverford Valley, L.C., an affiliate of the Company, and certain affiliated entities which make travel arrangements for the Company's executives, also occasionally make travel arrangements for directors to attend Board meetings.